Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

December 9, 2025

Chevron Corporation,

  1400 Smith Street,

   Houston, Texas 77002.

Chevron U.S.A. Inc.,

  5001 Executive Parkway, Suite 200,

   San Ramon, California 94583.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $154,204,000 aggregate principal amount of Floating Rate Notes Due 2075 (the “Notes”) of Chevron U.S.A. Inc., a Pennsylvania corporation (the “Company”), and the Guarantees (the “Guarantees” and, together with the Notes, the “Securities”) of the Notes by Chevron Corporation, a Delaware corporation (the “Guarantor”), pursuant to the Indenture, dated as of August 12, 2020, as supplemented by the Fifth Supplemental Indenture thereto, dated as of the date hereof (together, the “Indenture”), among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), we, as your New York counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Guarantees constitute valid and legally binding obligations of the Guarantor, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

As contemplated by the qualifications set forth above, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers, and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Chevron Corporation Chevron U.S.A. Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Pennsylvania law, we note that you have received an opinion, dated as of the date hereof, of Morgan Lewis & Bockius LLP. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under Pennsylvania law, that the Indenture was duly authorized, executed and delivered by the Company insofar as Pennsylvania law is concerned, that all corporate action by the Company related to the Notes was duly authorized as a matter of Pennsylvania law and that the Notes have been duly authorized, executed, authenticated, issued and delivered insofar as Pennsylvania law is concerned.

We have relied as to certain factual matters on information obtained from public officials, officers of the Guarantor, and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimen thereof examined by us, that the Trustee’s certificate of authentication of the Notes has been signed by one of the Trustee’s authorized officers, and the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Guarantor for purposes of incorporating this opinion into the registration statement relating to the Securities and to the references to us under the heading “Validity of the Securities” in the prospectus supplement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP